May 27, 2015

Thomas Wessel
22 Cliffwood St.
Lenox, MA 01240
Dear Tom:
Reference is made herein to that certain offer letter between you and Flex Pharma, Inc. (the “Company”) dated December 23, 2014 (the “Offer Letter”).
You acknowledge and agree that pursuant to your offer letter you were granted an option to purchase 163,136 shares of Common Stock of the Company (the “Option”) pursuant to that certain Stock Option Grant Notice and Agreement dated January 14, 2015 (the “Option Agreement”). The Offer Letter is hereby amended to provide that if within thirty (30) days prior to a Change in Control (as defined in the Offer Letter) or within twelve (12) months following a Change in Control, the Company or any successor thereto terminates your employment other than for Cause (as defined in the Offer Letter), or you terminate your employment for Good Reason (as defined in the Offer Letter), then the Company shall provide that all outstanding unvested equity awards granted to you shall become fully vested as of the date of such termination.
All other terms and provisions of the Offer Letter and the Option Agreement not expressly modified hereby shall remain in full force and effect. This letter may not be modified or amended except by a written agreement signed by the Company and you.
Sincerely,

Flex Pharma, Inc.
/s/ John McCabe
Name: John McCabe
Title: Vice President, Finance
Agreed to and accepted:

/s/ Thomas Wessel
Thomas Wessel